UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Urges Shareholders to Support Authorized Shares Proposal
Proposal is intended to preserve the Company’s ability to grow and maintain financial flexibility and continue creating long-term shareholder value
DALLAS, Texas — AUGUST 4, 2026 — Capital Southwest Corporation (“Capital Southwest” or the “Company”) (Nasdaq: CSWC) today encourages shareholders who have not yet voted to support the Company’s proposal to increase the number of authorized shares of common stock.

The Company has received substantial shareholder support for the proposal to date. As of August 3, 2026, approximately 89% of votes cast have been cast in favor of the proposal. However, because approval under Texas law requires the affirmative vote of holders of at least two-thirds of all outstanding shares, shareholder participation remains critical to the proposal’s approval. A failure to vote has the same practical effect as a vote AGAINST the proposal.

“We understand that shareholders may be frustrated with the continued solicitation of proxy votes. However, the passage of this proposal is vital to preserve the tools that have supported Capital Southwest’s growth and long-term shareholder returns. We are not seeking authority for a specific transaction, nor do we have an immediate need for capital. Rather, we are seeking to preserve the flexibility to execute our investment strategy when attractive opportunities arise, and we believe doing so is in shareholders’ best interests. We’d strongly encourage all those who have not voted, or those who have voted against, to vote FOR the charter amendment so we can end the proxy campaign by the reconvened annual meeting of shareholders on September 1st,” said Michael S. Sarner, President and Chief Executive Officer.

The proposal would provide Capital Southwest with the flexibility to continue executing the strategy that has supported the Company’s growth and long-term performance. Approval would not, by itself, result in the issuance of any shares. Rather, it would ensure that the Company has sufficient authorized shares available when attractive investment opportunities arise and when the Board of Directors determines that raising equity capital is in the best interests of shareholders.

Access to equity capital has supported substantial growth in the Company’s investment portfolio, earnings capacity and dividend-paying ability over time. Since 2015, Capital Southwest has raised approximately $993 million of equity capital at a weighted average premium of approximately 131% to prevailing NAV per share, reflecting the Company’s longstanding commitment to prudent capital allocation and shareholder value creation.

If the proposal is not approved, Capital Southwest’s ability to raise additional equity may become constrained. Over time, this could limit the Company’s ability to fund new investments, maintain balance sheet flexibility and capitalize on opportunities that could benefit shareholders. The Company would continue operating its business, but with reduced flexibility to support future growth and manage leverage.

The Board of Directors unanimously recommends that shareholders vote FOR the amendment to the Company’s articles of incorporation to increase the number of authorized shares of common stock from 75.0 million to 135.0 million. Institutional Shareholder Services Inc. and Glass Lewis & Co. also have recommended that shareholders vote FOR the proposal.

Shareholders who have voted against the proposal may change their vote by following the instructions on your voting instruction form before the voting deadline. Shareholders who have not yet voted are encouraged to follow the voting instruction form or contact Georgeson LLC, our proxy solicitor, toll-free at: 877-576-4833 or outside the US and Canada at: 570-218-9186 for assistance.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $2.2 billion in investments at fair value as of June 30, 2026. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the Company’s business and investments. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which the Company invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on the Company’s business and portfolio companies; regulatory changes; tax treatment; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on the Company’s portfolio companies and its financial condition; the impact of geopolitical conditions on the Company’s portfolio companies and opportunities available to the Company; an economic downturn and its impact on the ability of the Company’s portfolio companies to operate and the investment opportunities available to the Company; the impact of supply chain constraints on the Company’s portfolio companies; and the elevated levels of inflation and its impact on the Company’s portfolio companies and the industries in which the Company invests.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2026 and any subsequent filings with the SEC, including the "Risk Factors" sections therein, for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, President and Chief Executive Officer
214-884-3829